Exhibit 99.1

Sono-Tek announces its largest ever sales of MediCoat stent coating systems to a leading global medical device manufacturer

(September 15, 2009 – Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) announced today the sale of a series of its MediCoat DES 2000 stent coating systems to a leading global medical device manufacturer.  The sale is Sono-Tek’s largest ever sales transaction to the medical device industry, valued at approximately $400,000.

The confidential global client has already owned Sono-Tek systems for a number of years, and operated them successfully in the manufacture of high quality cardiac stents. The MediCoat DES 2000 incorporates Sono-Tek’s proven MicroMist ultrasonic atomizing nozzle, and provides stent motion that assures a complete, uniform and accurate micronic layer coating, in a validated process.

Dr. Joseph Riemer, Sono-Tek president stated, “Capital investments in the medical device manufacture industry are undergoing strict financial due diligence and comprehensive operational performance evaluations in the current economic climate. This large repeat order is a vote of confidence for Sono-Tek’s ultrasonic atomization technology in general, and for our MediCoat DES 2000 in particular.”

Sono-Tek Chairman and CEO, Dr. Christopher L. Coccio added, “Sono-Tek’s strategy is to design, build and sell superior coating equipment which provides our customers with the highest quality products at significantly reduced operational costs. These advantages and benefits are unmatched by any conventional spraying system vendor.  During the course of the last few quarters, we focused this strategy successfully on specific industries which are less impacted by the global economic downturn. Our recent successes in the medical device, food and advanced energy sectors, enabled Sono-Tek to show growth in a difficult economic environment, and provide guidance regarding expected growth at our recent Annual Shareholders Meeting which was held in August 2009.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, restoration of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.